Exhibit 5.1

Reed Smith LLP 101 Second Street Suite 1800 San Francisco, CA 94105-3659 Tel +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

July 6, 2016

Jaguar Animal Health, Inc.
201 Mission Street, Suite 2375

San Francisco, California 94105

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-212173) (as amended through the date hereof, the “Registration Statement”), filed by Jaguar Animal Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of which 2,321,111 shares are reserved for issuance pursuant to a common stock purchase agreement dated June 8, 2016 (the “Purchase Agreement”), between the Company and Aspire Capital Fund, LLC (“Aspire Capital”). We are acting as counsel for the Company in connection with the registration of the Common Stock by the Company.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that:

i.      the 678,889 shares of Common Stock issued and sold to Aspire Capital under the Purchase Agreement have been duly authorized by the Company and are validly issued, fully paid and non-assessable; and

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ii.     the 2,321,111 shares of Common Stock have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, including receipt of the consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP